FOR IMMEDIATE RELEASE

November 14, 2007

The Castle Group, Inc. Announces

Third-Quarter Financial Results

• Total quarterly revenues increase 9.4% year over year to $6.0 million

• Total nine-month revenues increase 6.2 % year over year to $16.7 million

• Year to date growth in new property management services contracts includes 5 new properties

Honolulu, Hawaii – The Castle Group, Inc. holding company for Castle Resorts & Hotels, today announced financial results for the fiscal 2007 third quarter and nine-month period ended September 30, 2007.

“We are very pleased with the progress we have made during these last several months. The considerable growth in revenues for the quarter and the year to date reflect the significant growth in the number and scope of property management and services contracts the company has recently secured,” said The Castle Group’s Chief Financial Officer, Howard Mendelsohn

Over the past six months the Company has rapidly expanded its property contract portfolio to include the Ocean Resort Hotel Waikiki in Honolulu, the Hotel Santa Fe in Guam, the Kata Gardens and Katamanada Villas in Phuket, Thailand, and most recently, a 596-room hotel, the Maile Sky Court in Honolulu. “The addition of this number of properties in such a short time  underscores our  growth story,” commented Howard Mendelsohn, The Castle Group’s Chief Financial Officer.

Third-quarter results

Total revenues for the three months ended September 30, 2007, increased approximately 9.4% to $6.0 million, compared to $5.5 million for the three months ended September 30, 2006.

Quarterly Revenues Attributed from Properties increased 8.5% year over year, to $4.9 million in the September 2007 quarter, while management and service revenues grew 13.3% year over year, to approximately $1.0 million.  These increases reflect both the addition of properties and modest increases in rates and occupancy at some of the properties under Castle’s management.

Property expenses, which relate directly to management properties operated on a gross revenue contract basis, increased 9.1% year over year, to $4.4 million for the three months ended September 30, 2007.

 “Every time we add to our portfolio of properties under contract, both our revenues and to some extent, our expenses increase.  On occasion, expenses on a new contract begin before the associated revenue stream, as we staff up and take time to train the staff in advance of the cutover date in order to assure a smooth transition for the property and its guests, ” said The Castle Group’s Chief Financial Officer, Howard Mendelsohn.  Year-over-year expense increases also reflect general inflationary pressures. Third-quarter payroll and office expenses increased 17.2% year over year to $979,000, primarily related to increased staffing and personnel costs to support the additional properties under management in the 2007 period.  There was also additional staffing related to enhancing Castle’s reservations center and to establishing Castle Design Group.

Quarterly administrative and general expenses grew by $272,000 for the three months ended September 30, 2007.  This increase is a result of costs related to Castle’s ongoing expansion into Thailand and other Pacific Basin and Asian vacation destinations and legal and professional fees related to SEC filings and certain legal matters.

Year over year, EBITDA of $458,695 in the 2006 third quarter compared to $195,163 for the three months ended September 30, 2007.  This was primarily due to investments in growth noted above.  A discussion of EBITDA and reconciliation with GAAP net income is included below.

On a GAAP basis, net income for the three months ended September 30, 2007, totaled $15,323, or $0.00 per share, as compared to $208,858, or $0.02 per share in the year-earlier period. This is primarily a result of Castle investing in the resources necessary to service additional contracts that will commence during the fourth quarter and continue during 2008, and the growth initiatives as noted.

Nine-month results

Total revenues rose 6.2% during the nine months ended September 30, 2007, to $16.7 million, from to $15.8 million in the same period of the prior year.  As with third-quarter results, the increase reflects both the addition of properties and modest increases in rates and occupancy at the properties under management.

Castle’s total revenue attributed from properties for the nine months ended September 30, 2007 increased 6.7% year over year to $13.7 million.  Nine-month management and service revenues increased 5.0% year over year, to $2.7 million.  Property expenses increased approximately 7.4% year over year, to $12.8 million for the nine months ended September 30, 2007.  As with the third quarter, contract-related expenses are incurred immediately, often well in advance of the booking of associated revenues, and year-over-year increases reflected inflationary pressures and other customary cost increases.

As was the trend during the third quarter, nine-month payroll and office expenses increased 19.4% year over year, to $2.8 million, reflecting operational enhancements and growth initiatives.

Similarly, nine-month administrative and general expenses grew year over year to $868,000 due to costs primarily related to the Company’s expansion into Thailand and other vacation destinations.

For the nine months ended September 30, 2007, EBITDA totaled $235,950 compared to approximately $1.1 million for the same period in 2006.  A discussion and reconciliation of EBITDA with GAAP figures is provided below.

On a GAAP basis, net loss for the nine months ended September 30, 2007, was $134,357, or  $(0.01) per share as compared to net income of $418,480, or $0.04 per share for the year earlier period. This is primarily a result of Castle investing in staffing and ancillary costs necessary to service newly won contracts during the fourth quarter of 2007.

Non-GAAP Measures

This press release reports EBITDA, a measure not in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), which reflects the Company’s earnings without the effect of depreciation, interest income or expense or taxes. Castle’s management believes that in many ways it is a good alternative indicator of the Company’s financial performance as it removes the effects of non-cash depreciation and amortization of assets as well as the fluctuations of interest costs based on the Company’s borrowing history and increases and decreases in tax expense brought about by changes in the provision for future tax effects rather than current income. A reconciliation of EBITDA with GAAP net income is shown below.

	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30
	2007	2006	2007	2006

Net Income (Loss)	15,323	208,858	(134,357)	418,480
Add Back:
Depreciation & amortization	59,968	47,342	175,828	143,753
Interest Income	(37,873)	(43,534)	(112,181)	(128,950)
Interest Expense	134,471	123,558	403,857	371,954
Income Tax Expense (Benefit)	23,274	122,471	(97,197)	277,683
EBITDA	195,163	458,695	235,950	1,082,920

Plans for growth

Over the last several months, Castle has adopted a strategic plan to further expand in Hawaii, Micronesia, New Zealand, and Thailand, as well as in other regions throughout the Pacific and Asia.  CFO, Howard Mendelsohn commented, “Castle has ramped up for expansion and is currently in a period of rapid growth both in revenues and the number of new properties under management.  While this can temporarily unbalance expenses versus revenues as noted, the future looks strong.”

In 2007, Castle formed its Thailand division to support its new business initiatives in Thailand. “One of our most exciting growth targets is Thailand, which is one of the fastest growing large market tourist destinations in the Pacific,” commented Chairman and CEO Rick Wall.  “An important component of Thailand’s overall growth is a trend toward resort condominiums, which has been a gap in the accommodations market there historically.  Castle is focusing its expansion plans in these areas and working with project owners and developers to establish management contracts for this compelling vacation rental market.”

“We believe that there are significant opportunities to expand Castle’s operations both in the markets it currently serves and in other Pacific Basin and Asian vacation destinations,” Mr. Wall concluded.  “To take advantage of these opportunities, over the last several quarters we have announced key new management appointments and promotions, notably welcoming Howard Mendelsohn as CFO.  This is all part of our strategic plan to position Castle for significant growth within our current markets and to capitalize on emerging growth opportunities particularly within the Asian markets.”

About The Castle Group, Inc.

Headquartered in Honolulu, The Castle Group, Inc. provides management and related hospitality services to hotel and resort condominiums under the trade name “Castle Resorts & Hotels.”  Since 1993, Castle’s geographic presence has expanded from the Hawaiian Islands to additional markets throughout the Asia/Pacific region, including Guam, Saipan, Thailand and New Zealand.  Castle’s services include pre-opening technical services, customized hotel and resort operations management, state-of-the-art sales, marketing and reservations, expert property management and cost-effective renovations and interior design.  Castle offers travelers accommodations ranging from hotel guest rooms to fully equipped spacious resort condominiums.

This press release contains forward-looking statements made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates and projections of The Castle Group's management and are subject to risks and uncertainties which could cause actual results to differ from the forward looking statements.  These include, but are not limited to, risks and uncertainties outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission.  The Castle Group does not assume any obligation to update the information contained in this press release.

For more information, please contact:

Company Contact:

Donna Wheeler, Senior Director of Marketing

The Castle Group

Toll-Free: 1-800-733-7753 (U.S./Canada/Guam/Saipan)(808) 524-0900

(808)524-0900

(808)521-9994 (fax)

pr@castleresorts.com

Investor Relations Contact:

Christi Mottola, Managing Partner

CCG Investor Relations

(949) 851-1109

(949) 223-0028 (fax)

Christi.Mottola@ccgir.com

(financial tables follow)

THE CASTLE GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
THREE & NINE MONTHS ENDED SEPTEMBER 30, 2007 & 2006

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2007	2006	2007	2006
Revenues
Revenue Attributed from Properties	4,860,380	4,479,716	13,739,347	12,875,620
Management & Service	1,040,903	918,897	2,733,790	2,604,873
Other Income	105,814	89,005	267,998	277,038
Total Revenues	6,007,097	5,487,618	16,741,135	15,757,531

Operating Expenses
Property Expenses	4,421,530	4,053,896	12,815,286	11,937,850
Payroll & Office Expense	979,275	835,796	2,821,899	2,362,925
Administrative & General	411,130	139,231	868,000	373,836
Depreciation & amortization	59,968	47,342	175,828	143,753
Total Operating Expense	5,871,903	5,076,265	16,681,013	14,818,364
Income (Loss) from Operations	135,194	411,353	60,122	939,167
Interest Income	37,873	43,534	112,181	128,950
Interest Expense	-134,471	-123,558	-403,857	-371,954
Income Tax Expense (Benefit)	23,273	122,471	-97,197	277,683
Net Income (Loss)	15,323	208,858	-134,357	418,480

Other comprehensive income
Foreign Currency Translation Adjustment	-44,053	-104,479	-77,575	3,322
Total Comprehensive Income (Loss)	-28,730	104,379	-211,932	421,802

EPS
Basic	0.00	0.02	-0.01	0.04
Diluted	0.00	0.02	-0.01	0.04
Weighted Average Shares
Basic	9,538,055	10,438,055	9,538,055	10,438,055
Diluted	9,906,388	10,806,388	9,538,055	10,806,388

THE CASTLE GROUP, INC.

CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2007

September 30, 2007
Current Assets
Cash and cash equivalents	461,891
Accounts receivable, net of allowance for bad debts	3,099,892
Prepaids and other current assets	630,585
Total Current Assets	4,192,368
Property Plant & Equipment, net	7,902,042
Goodwill	54,726
Deposits	28,070
Restricted Cash	51,104
Deferred Tax Assets	1,687,324
Note Receivable - related party, net	4,381,332

TOTAL ASSETS	18,296,966

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	3,108,576
Deposits payable	541,868
Current portion of long term debt	1,078,940
Current portion of long term debt to related parties	34,550
Accrued salaries and wages	1,001,517
Accrued taxes	74,883
Accrued interest	59,655
Other current liabilities	205,386
Total Current Liabilities	6,105,375
Non Current Liabilities
Long term debt, net of current portion	5,196,681
Notes payable to related parties	115,804
Deposits payable	51,104
Other long term obligations, net	3,039,716
Total Non Current Liabilities	8,403,305
Total Liabilities	14,508,680
Stockholders' Equity
Preferred stock, $100 par value, 50,000 shares authorized, 11,050	1,105,000
shares issued and outstanding
Common stock, $.02 par value, 20,000,000 shares authorized, 9,538,055	190,761
shares issued and outstanding
Additional paid in capital	6,681,930
Retained deficit	-3,821,879
Accumulated other comprehensive income (loss)	-367,526
Total Stockholders' Equity	3,788,286

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	18,296,966

THE CASTLE GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2007 & 2006

	2007	2006

Cash flows from Operating Activities
Net Income	-134,357	418,480
Depreciation	183,037	143,753
Amortization of Discount	177,470	154,820
(Increase) Decrease in
Accounts Receivable	-550,885	-579,930
Other Current Assets	-351,071	-69,154
Deposits and Other Assets	0	-15,426
Restricted Cash	339,571	-113,628
Deferred Taxes	-97,197	277,683
Increase (Decrease) in
Accounts Payable & Accrued Expenses	602,353	389,355
Cash Flows From Operating Activities	168,921	605,953

Cash Flows from Investing Activities
Purchase of Assets	-106,457	-114,585
Cash Flows from Investing Activities	-106,457	-114,585

Cash Flows from Financing Activities
Payments on Notes	-714,887	-511,996
Cash Flows from Financing Activities	-714,887	-511,996

Effect of exchange rate on changes in cash	14,011	-7,640

Net Change in Cash	-638,411	-28,268
Beginning Balance	1,100,302	1,041,366
Ending Balance	461,891	1,013,098

Supplementary Information
Cash Paid for Interest	86,130	68,345
Cash Paid for Income Taxes	0	0

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